CONSENT OF INDEPENDENT AUDITORS
           -------------------------------



The Plan Trustees
Hasbro, Inc. Retirement Savings Plan:

We consent to the incorporation by reference in registration statement No. 333-34282 on Form S-8 of the Hasbro, Inc. Retirement Savings Plan of our report dated May 30, 2003, relating to the statements of net assets available for plan benefits of the Hasbro, Inc. Retirement Savings Plan as of December 31, 2002 and 2001, and the related statements of changes in net assets available for plan benefits for the years then ended, and the related supplementary schedule, which report appears in the December 31, 2002 annual report on Form 11-K of the Hasbro, Inc. Retirement Savings Plan.


/s/ KPMG LLP

Providence, Rhode Island
June 25, 2003